Exhibit 99.3

Yi Feng Holdings Ltd.
Rm G12, Blk G, 4/F
East Sun Industrial Centre
16 Shing Yip Street
Kwun Tong, Kowloon, Hong Kong
+852 2368 8939

September 15, 2026

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	Yi Feng Holdings Ltd.
Filing of the Registration Statement on Form F-1
Representation under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

The undersigned Yi Feng Holdings Ltd., an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s filing on the date hereof of its registration statement on Form F-1 (the ” Registration Statement”) relating to a proposed initial public offering in the United States of the Company’s ordinary shares.

The Company has included in the Registration Statement its audited consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, for the years ended and as of June 30, 2025 and 2024 and unaudited interim consolidated financial statements as of December 31, 2025 and for each of the six-month periods ended December 31, 2025 and 2024.

Item 8.A.4 of Form 20-F (“Item 8.A.4”), which is applicable to the Registration Statement pursuant to Item 4(a) of Form F-1, states that in the case of a foreign private issuer’s initial public offering, the registration statement must contain audited financial statements as of a date not older than twelve months at the time of filing and upon effectiveness, unless the issuer is able to make certain representations. See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

As of the filing date of the Registration Statement, the audited consolidated financial statements included in the Registration Statement will be more than twelve months. As such, the Company is providing this representation letter pursuant to Instruction 2 to Item 8.A.4, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

1.	The Company is not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than twelve months from the date of filing the Registration Statement or from the date of effectiveness of the Registration Statement.

2.	Full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company.

3.	In no event will the Company seek effectiveness of its registration statement on Form F-1 if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

The Company is submitting this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Sincerely,

Yi Feng Holdings Ltd.

By:	/s/ Chi Fung Mok
	Name:	Chi Fung Mok
	Title:	Chief Executive Officer